UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
September 10, 2008

NEOHYDRO TECHNOLOGIES CORP.
(Exact name of registrant as specified in its charter)

NEVADA	333-149680
(State or other jurisdiction of incorporation)	(Commission File No.)

200 Centennial Avenue
Suite 200
Piscataway, New Jersey 08854
(Address of principal executive offices and Zip Code)

732-377-2000
(Registrant's telephone number, including area code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF
DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY
ARRANGEMENTS OF CERTAIN OFFICERS.

     On September 10, 2008, the following people were appointed to our board of directors: Dean Themy and Nicholas K. Kambouris. The following is their biographical information.

Dean Themy

     Mr. Themy brings, over 30 years of experience in the electrolytic industry. His extensive knowledge of this industry lead him to form Oxidant3 Corporation where he served as President from July 1 2003 to March 15 2007. Oxidant3 Corporation was based in Salt Lake, Utah and was formed to conduct R&D of Medical sterilization devices and for the production of water treatment equipment.

     Re-locating to Houston, Texas, he formed Neohydro LLC, which focuses its business on the electro-oxidation industry, with emphasis on manufacturing the core element of the electrolytic process, which are the electrodes (anodes). Also during March 2006 to December 1, 2008, Mr. Themy served as Interim President and consultant to New Environmental Solutions Inc., of Houston, Texas. New Environmental was a company focused in the waste recycling operation using proprietary equipment and processing agents. Mr. Themy continues to be in the forefront of the High Voltage Sterilization industry since its inception. Mr. Themy bring a vast knowledge of development and marketing experience to the waste recycling business.

Nicholas K. Kambouris

     Mr. Kambouris is a successful Entrepeneur and Developer. From April 1995 to Present he served as President of Intermountain Equities of Salt Lake, Utah. Intermountain Equities is a full service clothing retail company.

     As a developer, of multiple million-dollar developments in both residential and commercial applications, he worked with Allpro Realty Group, Inc., of Salt Lake, Utah where he acted as broker and sales agent from August 2001 to Present. In addition from June 2003 to Present, he formed Protos Equities, LLC of Salt Lake, Utah which an Asset Manager for a portfolio of properties, which include, industrial, multi-family, retail, and residential properties that have been acquired through mergers or acquisitions.

ITEM 7.01      REGULATION FD DISCLOSURE

     We announced today that Dean Themy and Nicholas K. Kambouris were appointed to our board of directors.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

	Exhibits	Document Description

	99.1	Press release

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Dated this 10th day of September, 2008.

NEOHYDRO TECHNOLOGIES CORP.

BY:	VENUGOPAL RAO BALLA
Venugopal Rao Balla, President and
Principal Executive Officer.